Exhibit 99.1

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 www.codexis.com

Q2 2011 Earnings Press Release

Codexis Reports Second Quarter 2011 Results

Introduces CodeXolTM Detergent Alcohols

Redwood City, CA – July 28, 2011 – Codexis, Inc. (Nasdaq: CDXS) today announced introduction of the CodeXolTM detergent alcohol product line, and announced financial results for the second quarter ended June 30, 2011.

CodeXol™ Detergent Alcohols:

Detergent alcohols - a $6 billion worldwide market – are used to make surfactants which act as cleaning and emulsifying agents in household products. They are widely used in laundry detergents, shampoos and other consumer products. Detergent alcohols today are made from non-sustainable palm kernel and petroleum sources. CodeXol™ detergent alcohols will be produced from sustainable sources.

“We look forward to introducing the CodeXol™ line of detergent alcohols to the household and consumer products markets,” said Alan Shaw, Ph.D., President and Chief Executive Officer. “Major consumer products companies are actively seeking more sustainable raw materials for their products in order to reduce environmental impact and minimize volatility in their supply chains. Detergent alcohols can be made from sugar and, ultimately, sustainable cellulosic biomass. Our proprietary cellulase enzymes, along with the detergent alcohols collaboration with Chemtex that we also announced today, represent important steps toward addressing this growing market need.”

The CodeXolTM product line, a family of detergent alcohols that is under development, is enabled by Codexis’ proprietary CodeEvolver™ directed evolution technology.

Second Quarter Financial Highlights:

Revenue: For the second quarter of 2011, the company reported revenues of $26.1 million, an increase of 6% from $24.5 million in the second quarter of 2010. Product revenue of $8.4 million decreased 1% over the same time period primarily due to the timing of product orders. Collaborative R&D revenue of $2.5 million increased 198% from $0.9 million in the second quarter of 2010, driven mainly by funded research for our carbon capture program.

Operating Expenses: Research and development expenses in the second quarter of 2011 were $15.0 million, compared to $13.0 million for the second quarter of 2010. The increase was primarily due to an increase in amortization related to intellectual property purchased from Maxygen, Inc. and stock compensation expenses. Selling, general and administrative expenses in the second quarter of 2011 increased to $9.3 million compared to $8.7 million over the same period of 2010, driven by higher stock compensation expense and higher compensation expense due to headcount increases.

Net Loss: Net loss was ($5.0) million, or ($0.14) per share, based on 35.7 million weighted average common shares outstanding in the second quarter of 2011. This compares to a net loss of ($3.9) million or ($0.15) per share during the second quarter of 2010.

Adjusted EBITDA: On a non-GAAP basis, Adjusted EBITDA decreased from $0.5 million in the second quarter of 2010 to $67,000 in 2011. Adjusted EBITDA is calculated by adjusting net loss for net interest expense, income taxes, depreciation, amortization, stock-based compensation and preferred stock warrant fair market valuation. A reconciliation of net loss to Adjusted EBITDA is presented below.

Cash: Cash, cash equivalents and marketable securities at June 30, 2011, decreased to $72.4 million compared to $82.0 million at March 31, 2011. The company used ($0.3) million in cash from operations in the second quarter.

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Outlook

Codexis’ statements with regard to its outlook are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below.

For the full year 2011, Codexis reaffirms its prior guidance and forecasts revenues of $120 million or greater, which would represent growth of 12% or greater compared to 2010. Codexis expects 2011 Adjusted EBITDA will be $5 million or greater.

Recent Developments

•

Codexis announced today a broad collaboration with Chemtex, a wholly-owned company of Italy’s Gruppo Mossi & Ghisolfi (“M&G Group”), to develop and produce sustainable detergent alcohols for use in the household products market. The collaboration includes development of second generation detergent alcohols from cellulosic (non-food) biomass. The collaboration combines Chemtex’s efficient pretreatment technology with Codexis’ high performance enzymes and fermentation process to convert a wide variety of feedstocks into detergent alcohols. The parties expect that the production process will initially be piloted at Chemtex’s R&D facility in Rivalta, Italy. Larger scale demonstrations are anticipated at Chemtex’s 40,000 metric ton per year cellulosic ethanol plant in Crescentino, Italy that is expected to be operational in 2012. Chemtex will provide engineering services for the design and construction of Codexis commercial facilities for the production of detergent alcohols. Codexis will market products resulting from the collaboration.

•

Codexis announced today that Pedro I. Mizutani, Executive Vice President in charge of upstream business at Raízen Energia Participações S.A., had been elected to the Codexis Board of Directors effective July 15, 2011. Mr. Mitzutani serves as the Board representative of Raízen, a biofuels joint venture between Shell and Cosan and Codexis’ largest stockholder. Raízen is Brazil’s largest sugar and ethanol producer. Prior to joining Raízen, Mr. Mizutani served as CEO of Cosan Sugar and Ethanol. On June 2, Codexis announced that Equilon Enterprises LLC, a wholly owned subsidiary of Royal Dutch Shell plc, had completed the transfer of approximately 5.6 million shares of Codexis common stock to Raízen. This transfer occurred as part of the closing of the joint venture.

•

Codexis announced on July 12, 2011 that it had successfully completed a 20,000 liter scale up of the company’s proprietary cellulase enzymes. This scale up is an important milestone for Codexis as it continues to move toward commercializing these enzymes. Codexis’ cellulase enzymes may be used to convert non-food biomass to fermentable sugars, and ultimately to sustainable products including biofuels and bio-based performance ingredients in household goods such as laundry detergents and shampoos.

•

Codexis and Shell have a research and development collaboration agreement that is focused on the development of advanced biofuels. Consistent with its increasing focus on cellulosic ethanol, Shell has decided to shift resources out of the diesel fuel program and into the cellulosic ethanol program. As part of this resource re-allocation, Shell will reduce the number of funded Codexis full-time equivalents, or FTEs, from 128 to 116 effective mid-August 2011, at which point 8 additional FTEs will move to the cellulosic ethanol program funded by Shell.

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Conference Call

Codexis will hold a conference call for investors on July 28, 2011 at 1:30 p.m. PT (4:30 p.m. ET). The conference call dial-in numbers are US: 866-788-0541 or International: 857-350-1679, access code 54501345. A live webcast of the call will also be available from the Investor Relations section of www.codexis.com. A recording of the call will be available by calling US: 888-286-8010 or International: 617-801-6888, access code 93136720 beginning approximately two hours after the call, and will be available for up to thirty days. A webcast replay from today’s call will also be available from the Investor Relations section of www.codexis.com approximately two hours after the call and will be available for up to thirty days.

About Codexis, Inc.

Codexis is a clean technology company. Codexis develops optimized biocatalysts that make industrial processes faster, cleaner and more efficient. Codexis’ technology is commercialized with leading global pharmaceutical companies and is in development for advanced biofuels with Shell, carbon capture and biobased chemicals. Wastewater treatment is a potential future market.

Forward-Looking Statements

This press release contains forward-looking statements relating to the company’s ability to develop and commercialize its CodeXol™ line of detergent alcohols, the company’s forecast for 2011 revenue and Adjusted EBITDA, the ability of Codexis and Chemtex to develop and commercialize detergent alcohols from a wide variety of feedstocks, the company’s ability to develop and produce cellulase enzymes at commercial scale, and funding and staffing on our Shell biofuels research collaboration. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results. Factors that could materially affect actual results can be found in Codexis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2011, included under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Codexis, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2011	2010		2011	2010
Revenues:
Product	$8,397	$8,484	-1%	$21,329	$14,760	45%
Related party collaborative research and development	14,847	14,653	1%	29,670	30,695	-3%
Collaborative research and development	2,538	851	198%	5,201	1,511	244%
Government grants	273	492	-45%	889	3,214	-72%

Total revenues	26,055	24,480	6%	57,089	50,180	14%

Costs and operating expenses:
Cost of product revenues	7,106	6,075	17%	18,756	11,293	66%
Gross margin $	1,291	2,409	-46%	2,573	3,467	-26%
Gross margin %	15%	28%		12%	23%

Research and development	14,965	13,004	15%	28,715	25,986	11%
Selling, general and administrative	9,276	8,652	7%	18,289	17,252	6%

Total costs and operating expenses	31,347	27,731	13%	65,760	54,531	21%

Loss from operations	(5,292)	(3,251)	63%	(8,671)	(4,351)	99%

Interest income	71	46	54%	120	74	62%
Interest expense and other, net	16	(654)	nm	34	(1,012)	nm

Loss before provision (benefit) for income taxes	(5,205)	(3,859)	35%	(8,517)	(5,289)	61%
Provision (benefit) for income taxes	(165)	87	nm	(6)	26	nm

Net loss	$(5,040)	$(3,946)	28%	$(8,511)	$(5,315)	60%

Net loss per share of common stock, basic and diluted	$(0.14)	$(0.15)		$(0.24)	$(0.36)

Weighted average common shares used in computing net loss per share of common stock, basic and diluted	35,685	26,557		35,402	14,701

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Codexis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$32,082	$72,396
Marketable securities	14,593	—
Accounts receivable, net	11,306	10,620
Related party accounts receivable	—	4,713
Inventories	4,187	2,817
Prepaid expenses and other current assets	2,380	1,646

Total current assets	64,548	92,192

Restricted cash	1,512	1,466
Non-current marketable securities	25,769	1,650
Property and equipment, net	21,611	21,452
Intangible assets, net	18,301	20,158
Goodwill	3,241	3,241
Other non-current assets	1,153	1,141

Total assets	$136,135	$141,300

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,714	$9,208
Accrued compensation	5,019	8,107
Other accrued liabilities	7,406	5,630
Deferred revenues	386	455
Related party deferred revenues	4,084	4,084

Total current liabilities	24,609	27,484

Deferred revenues, net of current portion	1,579	1,671
Related party deferred revenues, net of current portion	1,361	3,403
Other long-term liabilities	1,800	1,381

Total liabilities	29,349	33,939

Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	283,028	275,540
Accumulated other comprehensive loss	415	(34)
Accumulated deficit	(176,661)	(168,149)

Total stockholders’ equity	106,786	107,361

Total liabilities and stockholders’ equity	$136,135	$141,300

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Codexis, Inc.

Condensed Consolidated Statements of Cash Flow

(Unaudited)

(In Thousands)

	Six Months Ended June 30,
	2011	2010
Operating activities:
Net loss	$(8,511)	$(5,315)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	1,858	302
Depreciation and amortization of property and equipment	3,760	3,438
Revaluation of redeemable convertible preferred stock warrant liability	—	677
Loss (gain) on disposal of property and equipment	59	—
Gain from extinguishment of asset retirement obligation	(124)	—
Stock-based compensation	4,856	3,951
Accretion of asset retirement obligation	29	—
Amortization of debt discount	—	104
Accretion (amortization) of premium/discount on marketable securities	51	183
Changes in operating assets and liabilities:
Accounts receivable	4,027	(42)
Inventories	(1,370)	739
Prepaid expenses and other current assets	(735)	(3,126)
Other assets	(13)	2,395
Accounts payable	(1,493)	(1,413)
Accrued compensation	(3,088)	(1,477)
Related party payable	—	(1,046)
Other accrued liabilities	2,554	(5,133)
Deferred revenues	(2,203)	(12,950)

Net cash provided by (used in) operating activities	(343)	(18,713)

Investing activities:
(Increase) decrease in restricted cash	(46)	65
Purchase of property and equipment	(4,187)	(3,192)
Purchase of marketable securities	(38,152)	(49,051)
Proceeds from sale of marketable securities	—	1,605
Proceeds from maturities of marketable securities	—	21,960

Net cash provided by (used in) investing activities	(42,385)	(28,613)

Financing activities:
Principal payments on financing obligations	—	(2,681)
Payments in preparation for initial public offering	—	(3,106)
Proceeds from issuance of common stock on IPO, net of underwriting discounts	—	72,539
Proceeds from exercises of stock options	2,390	254

Net cash provided by (used in) financing activities	2,390	67,006

Effect of exchange rate changes on cash and cash equivalents	24	(52)

Net (decrease) increase in cash and cash equivalents	(40,314)	19,628
Cash and cash equivalents:
Beginning of the period	72,396	31,785

End of the period	32,082	51,413

Marketable securities at the end of period	40,362	48,894

Cash, cash equivalents and marketable securities	$72,444	$100,307

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Reconciliation of GAAP to Non-GAAP Financial Information

In this press release, in addition to GAAP financial results, we present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA to evaluate the effectiveness of our business strategies.

A reconciliation of GAAP net loss to Adjusted EBITDA is included in the table below.

Codexis, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(Unaudited)

(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Calculation of Adjusted EBITDA	2011	2010	2011	2010
Net loss	$(5,040)	$(3,946)	$(8,511)	$(5,315)

Adjustments:
Minus: Interest income	(71)	(46)	(120)	(74)
Plus: Interest expense	—	96	—	394
Plus: Income taxes	(165)	87	(6)	26
Plus: Depreciation and amortization	2,794	1,884	5,618	3,740
Plus: Stock-based compensation	2,549	2,171	4,835	3,885
Plus: Preferred stock warrant fair market valuation adjustment	—	281	—	677

Adjusted EBITDA	$67	$527	$1,816	$3,333

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•

Non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

Contacts:

Investors: Henk Adriaenssens, ir@codexis.com, 650-421-8331

Media: Lyn Christenson, lyn.christenson@codexis.com, 650-421-8144 or Saskia Sidenfaden, ssidenfaden@mww.com, 212-827-3771.

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